Exhibit 99.1

NASDAQ: EPMD	For Further Information Contact:

Matthew C. Hill, CFO
(856) 753-8533

MKR Group, LLC
Charles Messman, Todd Kehrli
(818) 556-3700

EP MEDSYSTEMS REPORTS 2006 FIRST QUARTER RESULTS

Sales Increase 17% Over First Quarter 2005

West Berlin, NJ (May 15, 2006)—EP MedSystems, Inc. (NASDAQ: EPMD), a market leader in electrophysiology products used in cardiac rhythm management, today announced financial results for the three months ended March 31, 2006.

Revenue for the quarter increased 17% to $4,078,000 from the $3,476,000 reported in three months ended March 31, 2005 as a result of increased sales to our Japanese distributor who has now completed an upgrade of its installed base. The Company does not expect this level of sales in any one quarter from this distributor in the foreseeable future. Gross margin in the first quarter was 61% as compared to 63% for the same period in 2005.

The net loss for the quarter increased to $1,494,000, when compared to $1,408,000 reported in the first quarter of 2005. The loss in the first quarter of 2006 includes $192,000 (or $0.01 per basic and diluted share) of share-based compensation as a result of the adoption of Financial Accounting Standards Board Statement No. 123R which requires the expensing of stock options. The basic and diluted loss per share for the three months ended March 31, 2006, was $0.06 compared to $0.05 in the same period in 2005.

David Jenkins, EP MedSystems’ Chairman, President and Chief Executive Officer commented, “We continue to make forward strides in all areas of the company and believe our efforts will lead to an increase in sales in the second half of this year. Additionally we have a product development pipeline with scheduled deliveries through the first quarter of next year. We are looking forward to the Heart Rhythm Society meeting taking place in Boston this week. This is our major trade show event of the year, and will include the attendance of four new regional sales managers and new ultrasound imaging specialists. We believe this will demonstrate our continued commitment and leadership in the marketplace.”

Mr. Jenkins further stated, “During the first quarter we raised $10,000,000 cash through the private placement of our common stock. The purpose of raising this cash was to bring additional resources into sales and marketing, primarily toward further clinical acceptance of our catheter based ultrasound imaging product line. As of March 31, 2006 we had approximately $12.4 million cash on hand.”

About EP MedSystems:

EP MedSystems develops and markets cardiac electrophysiology (“EP”) products used to diagnose and treat certain cardiac rhythm disorders. The Company’s EP product line includes the EP-WorkMate® Electrophysiology Workstation with RPM™ Real-time Position Management™ navigation technology, the EP-4™ Computerized Cardiac Stimulator, fixed and deflectable diagnostic electrophysiology catheters and related disposable supplies, the ALERT® System and ALERT family of internal cardioversion catheters, and the ViewMate® intracardiac ultrasound catheter imaging. For more information, visit our Website at www.epmedsystems.com.

Forward Looking Statements:

This Release may contain certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or including the words “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates”, or similar expressions. Such forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual results or events to differ materially and adversely from the events discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, EP MedSystems’ history of losses, uncertainty of market acceptance of our products and level of sales, uncertainty of future profitability and future liquidity needs; possible fines costs or penalties that may be incurred in connection with the government inquires and investigations and risks regarding regulatory approvals and demand for new and existing products, as stated in the Company’s Annual Report filed on Form 10-K and quarterly reports filed on Form 10-Q.

EP MedSystems cautions investors and others to review the cautionary statements set forth in this press release and in EP MedSystems’ reports filed with the Securities and Exchange Commission and cautions that other factors may prove to be important in affecting the EP MedSystems’ business and results of operations. Readers are cautioned not to place undue reliance on this press release and other forward-looking statements, which speak only as of the date of this release. EP MedSystems undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

EP MEDSYSTEMS, INC.

SELECTED FINANCIAL DATA

(Unaudited)

	Three Months Ended March 31,
Income Statement Data	2006	2005
Net Sales	$4,078,000	$3,476,000
Cost of products sold	1,588,000	1,278,000

Gross Profit	2,490,000	2,198,000
Operating expenses
Sales and marketing	2,403,000	2,129,000
General and administrative	863,000	871,000
Research and development	698,000	584,000

Total operating expenses	3,964,000	3,584,000

Loss from operations	(1,474,000)	(1,386,000)
Interest expense, net	(20,000)	(22,000)

Net Loss	$(1,494,000)	$(1,408,000)

Basic and diluted loss per share	$(0.06)	$(0.05)

Weighted Average Shares Outstanding	26,165,556	25,602,761

Balance Sheet Data	At March 31, 2006	At March 31, 2005
Cash and cash equivalents	$12,375,000	$7,855,000
Working capital	16,189,000	11,516,000
Total assets	22,942,000	18,009,000
Total liabilities	6,226,000	5,946,000
Shareholder’s equity	16,716,000	12,063,000